Exhibit 99.1
CONFERENCE CALL TRANSCRIPT
SAIA – Q1 EARNINGS CONFERENCE CALL EVENT
DATE/TIME: April 26, 2013/11:00AM EST

Operator

Good day, everyone, and welcome to the Saia, Inc., first-quarter 2013 earnings conference call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Ms. Renée McKenzie. Please go ahead, ma’am.

Renée McKenzie - Saia, Inc. — Treasurer

Thank you, Lisa. Welcome to Saia’s first-quarter 2013 conference call. Hosting today’s call are Rick O’Dell, Saia’s President and Chief Executive Officer, and Jim Darby, our Vice President of Finance and Chief Financial Officer.

Before we begin, you should know that during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, and all other statements that might be made on this call that are not historical facts, are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now, I’d like to turn the call over to Rick O’Dell.

Rick O’Dell - Saia, Inc. — President, CEO

Good morning and thank you for joining us to review and discuss Saia’s first-quarter results.

Saia achieved record first-quarter earnings that represent the dedication, effort, and contributions from Saia’s 8,000 employees. Progress was made on a number of fronts, including the Company’s effective revenue management, strong cost execution, and attention to quality across our network.

Revenue was $274 million, up 2% compared to the first quarter of 2012, and our operating income increased 32% to $14.5 million. We achieved a 120 basis-point improvement in our operating ratio by marketing to customers who value quality service and achieving targeted operational efficiencies. I’m pleased that the Company’s execution in key areas continues to progress margins and our earnings per share.

Some highlights from the quarter, compared to the first quarter of last year, are earnings per share were $0.55, compared to $0.34. First-quarter 2013 EPS includes $0.06 in tax credits from 2012. Excluding the $0.06 in tax credits, our EPS increased by 44%. Our operating ratio was 94.7%, compared to 95.9%, a 120 basis-point improvement.

Our LTL tonnage per workday decreased 2.1%. LTL weight per shipment increased 1.4% and our LTL yield increased 5.4%, due to yield management and higher fuel surcharges.

Saia’s service was consistently 98% on time for the sixth consecutive quarter. This success validates our continued commitment to advancing our value proposition through major investments in equipment and technology that are major drivers of operational efficiencies. I was particularly pleased that we achieved projected efficiencies in our line haul network, in spite of relatively soft tonnage.

I believe that Saia’s strong overall service, focused pricing discipline, and operational excellence provide a solid foundation for long-term profitable growth and increased value for shareholders and customers alike.

Although there are many areas that contributed to our record quarter, here are a few that deserve mention. Industrial engineering initiatives and corresponding operational efficiencies have reduced purchased transportation cost by an impressive 13%. Fuel efficiency, supported by our electronic onboard devices, the skill of our professional drivers, and now the upcoming installation of trailer skirts, continues to improve.

The more granular targeted approach to pricing and profit management is further institutionalized and continues to materially improve our yields. Mix improvements are steady as the marketing efforts aimed at specific products and lanes are playing a leading role in the revenue growth that we are experiencing in our field business. Our inside sales resources are helping to accelerate this favorable mix change as well.

We now have 20 dimensioners up and running in our system. They are located in our larger facilities that handle the majority of our dock transfers. This technology provides us quick, reliable, and accurate density measurements for individual shipments. We have also updated our freight handling technology throughout our system, including the installation of new forklift tablets.

These technology investments support both operational excellence and our yield management successes.

Saia’s Quality Matters initiative continues to drive improvements in every major quality metric that we measure. Saia’s dedicated associates, who again delivered 98% on-time service, also achieved a 20% reduction in cargo claims.

We also saw improvement in all of our Customer Service Indicators. At Saia, we realize that superior customer service is only achieved through engaged employees who are dedicated to doing a great job.

We continue to invest in our employees with the implementation of dock-to-driver programs, courses in quality material handling, dock mentoring programs, and our continued commitment and the placement of technology in our equipment to support safe driving techniques. Our commitment can also be seen in the robust employee recognition programs that Saia has designed.

To reinforce this commitment to our employees, I am pleased to announce that we will implement an annual wage and salary increase in early July. With Saia’s commitment to a market-based compensation program, we feel this step is important to reward performance, as well as continue to attract and retain quality employees. As we have previously discussed, we have a number of initiatives underway targeting $20 million of annual savings that we believe will provide a substantial offset to inflationary wage and benefit, as well as some other cost pressures.

As you know, we acquired Robart Transportation last July. We discussed at the time the acquisition supports Saia’s strategic goal of diversifying our service portfolio, which will further provide growth opportunities over time. The companies are now rebranded as Saia TL Plus and Saia Logistics Services. We’re offering this additional suite of service to Saia’s customer base and we’ll see increased cross-selling as we move through 2013.

Saia’s balance sheet and cash flow are strong, providing the financial strength to make necessary investments in the people, equipment, and technology that are contributing to the enhancement of our value proposition and our operational efficiencies. I believe that Saia’s quality service offering, focused pricing discipline, target marketing, and consistent cost execution provide a well-built foundation for long-term profitable growth and increased shareholder and customer value.

Now, I’d like to have Jim Darby review our first-quarter results.

Jim Darby - Saia, Inc. — VP Finance, CFO

Thanks, Rick, and good morning, everyone.

As Rick mentioned, the first-quarter 2013 earnings per share were $0.55, compared to $0.34 in the first quarter of 2012. Again, first-quarter 2013 EPS includes $0.06 due to the impact of recording tax credits enacted in 2013 retroactively reinstated to 2012.

For the quarter, revenues were $274 million with operating income of $14.5 million. This compares to 2012 first-quarter revenue of $269 million and operating income of $11 million.

The LTL yield for the first-quarter 2013 increased by 5.4% and was favorably impacted by continued pricing actions and higher fuel surcharge. While decelerating from the past few quarters, yield showed steady improvement as we continued to achieve price increases and target customers who value the Company’s high service quality.

First-quarter results were again adversely impacted by higher costs from health care and maintenance. As I have previously mentioned, inflation in healthcare costs and increases in maximum spending limits have continued to increase healthcare expenses. While we have invested heavily in new tractors and have reduced the age of fleet, maintenance costs were impacted by more costly routine maintenance and higher parts costs. These factors increased maintenance expense by $1.7 million, compared to the first-quarter 2012.

As Rick mentioned, we plan our annual wage and salary increase effective in July. This increase will add approximately $13 million in expense on an annualized basis. We anticipate the impact of this wage increase to be partially offset by further productivity and efficiency gains.

Our effective tax rate was 37.6% in the first quarter. This rate excludes the impact of the tax credits recorded during the first quarter of 2013 that were retroactive to 2012. For modeling purposes, we expect our 2013 effective tax rate to be approximately 37.5%.

At March 31, 2013, total debt was $58.8 million. This compares to total debt of $86.5 million at March 31, 2012. Net debt to total capital was 18.1% at the end of this quarter.

Net capital expenditures for the quarter were $6 million. This compares to $39 million of net capital expenditures during the first quarter of 2012. The timing of the deliveries for the new 2013 revenue equipment is to begin later in the second quarter.

As we mentioned previously, the Company is planning net capital expenditures in 2013 of approximately $90 million. This level reflects the purchase of replacement tractors and trailers to reduce the average age of our fleet and continued investments in technology.

Now, I’d like to turn the call back to Rick.

Rick O’Dell - Saia, Inc. — President, CEO

Thank you, Jim.

I’m encouraged with our significant margin and profit progress in the quarter, which was achieved through outstanding execution across our network. I believe our ongoing investments and continued progress have set the stage for us to build upon the momentum from these demonstrated results.

In 2013, we remain committed to our core strategy of improving yield, enhancing customer satisfaction, building density, and reducing costs through engineered process improvements and continuous employee training. This strategy provides the base for long-term profitable growth and increased shareholder and customer value moving forward.

With these comments, we’re now ready to answer your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Jason Seidl, Cowen Securities.

Jason Seidl - Cowen Securities LLC — Analyst

Congratulations on a good quarter, and I don’t normally say that because I hate being a suck up analyst on the call, but it was a great quarter (laughter).

Question for you, guys. I guess a little bit — Jim, you mentioned about the pricing decelerating a little bit, but are you guys comfortable with the pricing environment that you’re seeing in the LTL market right now? Is that enough to continue to sustain sort of a year-over-year increase you guys going forward?

Rick O’Dell - Saia, Inc. — President, CEO

Sure, a couple of things. First of all, again, our more granular sophisticated pricing continues to pay dividends.

We’re very committed to making sure that we’re properly compensated for our quality, our specialized services, as well as lane imbalances. You know, our theoretical model shows that true adjusted yield adjusted for length of haul and weight for shipment was up 4.5%. You know, while volumes are fairly soft, a lot of our significant increases on major accounts that were necessary are behind us, so contract renewals are more in 3% to 4% range and contract renewals averaged during the first quarter just over 3%.

Again, aside from those negotiations, we’re targeting smaller, more profitable accounts. So we would probably expect a third-quarter general rate increase. We are seeing the environment being pretty rational and a lot of good opportunities coming to us, which we’re filtering through our process. And I think the yield is fine.

Jason Seidl - Cowen Securities LLC — Analyst

3% to 4% sounds very fine to me. Rick, you went over some of the efficiencies that you guys are getting from some of these — you know, whether it’s new forklifts, tablets, or whether it’s the skirts on your trailers. Can you sort of tell us where we are in terms of trying to expect some of that stuff to continue to flow through? Is there another sort of larger step-up in regaining some of these efficiencies from some of these projects throughout the year? Or is this going to be just more steady?

Rick O’Dell - Saia, Inc. — President, CEO

I guess here is what I would tell you. You know, we got off to a very good start on a number of our initiatives that we targeted early on, and the biggest one of those was in our line haul operation.

The last four months, we set record load average every month. January and February aren’t exactly robust seasonal tonnage months, okay? So that was really significant. I mean, our year-over-year improvement in load average was 5.4%.

We think there is additional upside as we get our new logistics post pups replacing our older trailers, and those are just starting to come in. We only had, I think, about 150 of those pups were in operation in the month of March and they came in at the end of the quarter. So there is an additional opportunity there.

Those trailers should be fully within our network by July, so we would expect some additional second-half benefits.

On the fuel economy side, while year over year we’re up, we’re still not at our targeted improvements, and part of what’s going to drive that, besides some continuous progress we have working on progressive shifting and effective fuel management, are some new tractors, of which we didn’t get any, essentially, in the first quarter. I think we had a few team tractors came in at the end of the quarter, but it was immaterial.

And then, our trailer skirt retrofit, it just started in March, and during the month of March we had about 1,000 of those had been put on, and when you really get the benefit is when the whole system is in, and they project 3%-plus of fuel efficiency from having the trailer skirts on.

And again, we’ll have — between the new trailers, plus the retrofit, we’ll essentially be completed this quarter, so that’s a second-half opportunity. We’ve targeted some reduced retail fuel. We’ve got eight bulk fuel locations that really weren’t on in the first quarter that we’re trying to progress and get taken care of, and then we’ve put a network in place that, for our retail fuel purchase, that has some additional benefits versus what we previously had, and really that happened through the first quarter.

And then, some of our other initiatives, to reduce workers’ compensation, target some additional cargo claims. Again, we had a good quarter with them, but I think there are some other opportunities there. And then, we have a couple other efficiency technology projects underway, such as some real-time dock production systems that we’re working on.

So I’m pleased with the jumpstart that we got in the first quarter, and we probably got some of the benefits earlier than I would’ve anticipated, but there are still some material second-half opportunities that are still in front of us, and we feel very confident in those.

Jason Seidl - Cowen Securities LLC — Analyst

That’s good to hear. I thought it was pretty impressive on the cargo claims, considering that you had a tough weather comp last year.

One final question, then I’ll turn it over to everyone else. There obviously was a working day in the quarter disadvantage in Q1. Can you just give us a ballpark figure on where you think your OR could have been if you had sort of a flat year-over-year comp and working days? And is there going to be any bump here heading into Q2 because of the change in the Good Friday comp?

Rick O’Dell - Saia, Inc. — President, CEO

I don’t know. Those things probably kind of get lost in the rounding. There’s potentially some. It could’ve been more favorable in the first quarter and could potentially be more unfavorable in the second quarter, but I think how the volumes develop and what happens with yield and those things are probably more important than the Good Friday half a business day impact, which is basically what it is.

On that day, we tend to be 50% to 60% of a normal volume day. So, not really a good profit day for us, let’s just say that. Like other quasi-holidays.

Jason Seidl - Cowen Securities LLC — Analyst

Well, guys, I appreciate the time, as always. Thank you.

Renee McKenzie - Saia, Inc. — Treasurer

Thank you.

Rick O’Dell - Saia, Inc. — President, CEO

All right, Jason.

Operator

Brad Delco, Stephens.

Brad Delco - Stephens Inc. — Analyst

Congrats again, and ditto on what Jason just said.

I guess, Rick, the first question, a lot of progress on the productivity initiatives. Is there any way to kind of — and you suggested that you got a little bit more than what you thought, and I know you put out a $20 million productivity target for the year. Is there any way to kind of gauge how much you felt like you saw in the first quarter and where you are in terms of progressing to that number for the full year?

Rick O’Dell - Saia, Inc. — President, CEO

Obviously, I would tell you we are ahead of that number for the year, and part of that is obviously reflected in our runrate. But when you achieve a targeted operating efficiency, you kind of just raise the goal and say, let’s keep working on it. There are some other opportunities that we have.

So we’re not quitting, and I guess I would also tell you that — I’m publicly telling you my target is $20 million. I probably have initiatives that are greater than that because we know you don’t always meet 100% of your targets, right? And this is especially with technology implementations and things. So as those phase in and where we are, I guess I can just tell you with confidence, I think our organization has become increasingly sophisticated in implementing these technology and process changes.

We got good buy-in and commitment from our employee associates, and we could — I’ve kind of outlined what the opportunities are and that we’ve targeted them. I guess I would just express confidence that we would continue to advance those. We made some early progress on the line haul and the load average things, and I told one of my executives that we obviously set the goal too low because we met it so quickly. He told me that he’s fine with that. People have been raising his goals his entire career.

Brad Delco - Stephens Inc. — Analyst

No, that makes sense.

Rick O’Dell - Saia, Inc. — President, CEO

You know, you’re never 100% efficient, right, so you just continuously work on those.

Brad Delco - Stephens Inc. — Analyst

That makes sense. And then, Rick, as we think about, you know, I think it’s safe to say this new Saia, which clearly is seeing a lot of improvement in service metrics and is obviously very disciplined on price, how do you think about the sale process and kind of selling this new service product from Saia?

And I guess where I’m trying to get at is tonnage was down, but clearly the yield initiative is more than offsetting that. I guess, when do we start thinking about what could really happen with your efficiencies as you get more density? And when do you think that tonnage kind of turns positive as your customers or new customers realize this new service product you’re offering?

Rick O’Dell - Saia, Inc. — President, CEO

Last year, through the first half of the year, actually through May we were seeing pretty strong activity levels, and then in May and June and July, things just stepped down and our comps have kind of been negative since then.

I would say in the first quarter, our comps were less negative than they were in the fourth quarter, and I would certainly expect to see some positive tonnage comps as we get into the second half.

I would also tell you our whole organization is clearly focused on target marketing and marketing to customers who value our service. And a lot of our negative tonnage could be part of our pricing discipline, obviously, particularly lane-based.

A lot of times we don’t lose a customer, but we may lose a lane that we have mispriced previously. And so, that’s actually, obviously, helped us kind of rebalance our network and contributed to some of the efficiencies and margin improvement. But I would express confidence in our marketing and sales efforts.

A few comments there. Our inside sales continue to achieve growth, and we think this is an additional function that should help us grow profitable smaller customer segments. And then, we also put in place early last year a CRM system. We’ve made some additional enhancements to that that provide our sales force with very robust tools. And you know, when you put something in the first year, I think there’s a learning process to that. We’ve made some additional enhancements to that to give our sales force an improved tool. And I would expect further benefit from that.

And then, we’ve also started doing some lead purchasing and things like that so we can make sure that we are properly prospecting, and we believe there are some customers out there, too, who don’t know us, and we need to get our story out in front of them better. So we’ve got some defined initiatives that should — that we would expect to progress and have some success with over a period of time.

Brad Delco - Stephens Inc. — Analyst

That makes sense. And then, maybe just finally one housekeeping question. Jim or Renee, is there any way you can provide us tonnage by month through the quarter, and then, any update on April thus far?

Jim Darby - Saia, Inc. — VP Finance, CFO

Sure, Brad, I’ve got that and I can give it to you by month. January, and we’re talking LTL tonnage comps year over year, January was down 2.6%. February was down 1%. March was down 2.3%, and so far month to date in April, we’re down 2.6%.

Brad Delco - Stephens Inc. — Analyst

Okay, great, guys. Again, congrats on the quarter and look forward to what’s to come. Thanks.

Rick O’Dell - Saia, Inc. — President, CEO

Hey, one quick comment on those comps, though. I think we all need to remember how strong last year was in February, March, and April, so while we’re not necessarily seeing at this point things getting — things actually from April are a little more negative than what we saw in March, even with the Good Friday impact.

But as we look at our modeling, it’s really more — it’s not as favorable as last year, but it’s more in line with what we would say is historical normal seasonality.

Brad Delco - Stephens Inc. — Analyst

No, that makes sense. All right, guys. Thanks again.

Renee McKenzie - Saia, Inc. — Treasurer

Thank you.

Operator

Scott Group, Wolfe Trahan.

Scott Group - Wolfe Trahan & Co. — Analyst

So, I want to start out on the yield side and just make sure I’m understanding this right, what you guys are talking about. Should we be thinking about kind of underlying pricing in the 3% to 4% range, and then maybe there is some more to go on the mix side on top of that? And I guess the follow-up to that is when I think about mix, what percent of the book at this point have you already gone through in terms of some of the lane-based pricing? Thanks.

Rick O’Dell - Saia, Inc. — President, CEO

Well, we’re 100% through it at least once, but that’s constantly work in process. And when I say that, we didn’t necessarily on every account get every lane optimized. We’ve made progress, and you balance your tonnage and business needs and the relationship as you progress it forward.

So I guess my comment to you would be there, we need to take much less price risk as we move forward, and obviously the Company is operating much better, but there’s still a significant amount of opportunities there.

Scott Group - Wolfe Trahan & Co. — Analyst

You still think mix can be a positive on top of pricing for the next few quarters, at least?

Rick O’Dell - Saia, Inc. — President, CEO

I do, and then part of mix, too, right, is if your field business grows, let’s just say, more than national accounts, I mean, on average your field business operates better so that you end up getting potentially a better yield than that. So, I think there is upside on yield.

At the same time, we’d like to obviously see some growth and positive tonnage, and we’ve got some capacity in our network, and there’s other optimization initiatives. And as the margins improve, then we’re certainly willing to grow and invest in the equipment and resources it takes to do that. You balance those things with your needs.

I don’t want to handle business at a loss. At the same time, when the Company’s margins are improving and there’s good opportunities to grow at targeted margins, then we’ll balance those decisions and phase the increases in over a period of time and balance that with what our tonnage strength looked like.

Scott Group - Wolfe Trahan & Co. — Analyst

Okay, that makes sense.

In terms of the $20 million of savings, is it fair to think about the fuel efficiency as the biggest part of that for this year? And when I think about that $20 million, is it right that that’s a 2013 number? So to the extent that some of the fuel stuff is back half-loaded, we’ll see kind of an incremental or a full-year benefit in 2014.

Rick O’Dell - Saia, Inc. — President, CEO

Okay, so the largest opportunity is load average in our line haul network. And we’re already meeting or exceeding that target on a runrate basis that started in January, basically, okay? So the biggest bucket was that.

The second biggest bucket is the fuel economy, which should be on an annualized basis, which should be back-end loaded, all right? And just to — I mean, it’s just math, right? I mean, we spent about $200 million a year on fuel, and if we line haul miles, there’s 60% of our miles, and if you get a 3% improvement, which should be 3% to 5% is what they say, it’s in the neighborhood of $4 million a year, so it’s $1 million a quarter, and that’s just the skirts.

Beyond that, the new tractors that we’re buying are more fuel efficient than the ones we bought previously. We continue to advance our progressive shifting initiatives, so today 73% of our drivers are meeting our target. That continues to go up. It used to be 50% to 60%, but that’s an additional opportunity for us as well.

And then, we’ve got this bulk fuel change that we’re trying to enhance that saves us some money, so there’s a number of things in there, but that’s the second largest bucket.

Scott Group - Wolfe Trahan & Co. — Analyst

Okay, that’s really helpful.

And then, just last two things. One is a near-term question and how you’re thinking about just kind of margin sequentially better or worse than normal in second quarter.

And then, longer term, now that we’re kind of at new peak margins here, when do you start thinking about growth again and building out the network more?

Rick O’Dell - Saia, Inc. — President, CEO

Well, first of all, I don’t think we’re at peak margin, so. There’s somebody out there who’s defining peak margins and it’s not us. So we’re continuing to work toward the peak margins that are being achieved in the industry, so first of all, I’ll say that.

And then, just in terms of kind of we normally make comments about second quarter. I’d like to consider a couple of things on that. First of all, our historical first quarter to second quarter has been about three OR points, and I think given how strong the first quarter was, that really we got off to a good start in January and February. So I would probably suggest something less than the normal sequential improvement.

And I think that being said, when you talk about what we’re looking at from a longer-term perspective, we expect to have much more significant second-half results and improvements year over year as we expect more normal seasonality, progress with yield, continued advancements of the cost initiatives that we’ve discussed. So I would encourage us let’s not just focus on the second quarter, but also take a good look at the second half of the year.

We’ve talked pretty openly about what some of our targets are with yield and efficiency and what some of our inflationary costs are. So I think what we’ll see is less favorable year-over-year comps in Q2, but I think there’s a good opportunity to materially improve over last year’s second half, which, given some of the declining tonnage that we saw and, quite frankly, I was disappointed in the second half of last year, and with some of the initiatives and things we have targeted internally, I’m pretty optimistic about the second half of this year.

Scott Group - Wolfe Trahan & Co. — Analyst

On the growth side of the question?

Rick O’Dell - Saia, Inc. — President, CEO

Over time, you’re saying.

Scott Group - Wolfe Trahan & Co. — Analyst

No, longer — when do you start thinking about growth?

Rick O’Dell - Saia, Inc. — President, CEO

First of all, I would hope to grow in our existing geography through — clearly through the second half of the year. We expect favorable comps there, and then I think with our target marketing and some of the value proposition that we established in the market and as we’ve kind of weeded out, let’s just say, some unprofitable lanes, et cetera, which I wouldn’t expect us to go through those challenges again, that impacted our tonnage.

I mean, we generally target a couple percent, at least, over the industry growth to kind of take market share, and that would be within the existing geography. And then, obviously we have the non-asset groups that we’re selling that should help us grow some topline and clearly earnings as there are good margins on that.

We would look, as I’ve commented, that we’d get to the 93-type OR range. If the Company’s providing good returns, then we would evaluate good opportunities for geographic expansion, whether that would be through either acquisition or organic growth in some of the industrial markets that are up toward the Northeast of our current network.

Scott Group - Wolfe Trahan & Co. — Analyst

All right, sounds great. Thanks, guys.

Rick O’Dell - Saia, Inc. — President, CEO

The timing of that, obviously if we achieve — if we continue to progress the way I would expect, then we would be evaluating those other opportunities sooner rather than later.

Operator

David Ross, Stifel Nicolaus.

David Ross - Stifel Nicolaus — Analyst

Jim, I didn’t write fast enough. What were you saying about the wage increase in July? You mentioned some annual basis impact, and I just failed to catch that.

Jim Darby - Saia, Inc. — VP Finance, CFO

Dave, on an annualized basis we are expecting that increase to cost us about $13 million —

David Ross - Stifel Nicolaus — Analyst

Okay.

Jim Darby - Saia, Inc. — VP Finance, CFO

— but we expect to have offset from that, based on initiatives and more productivity.

David Ross - Stifel Nicolaus — Analyst

Yes. And then, the operating cash flow in the first quarter declined significantly year over year. What were the main drivers of that? And do you expect that to get back to a normal $25 million plus in Q2?

Jim Darby - Saia, Inc. — VP Finance, CFO

Right. When you look at it from operations, you have to take into account some of the changes in the working capital items, and that’s why it looks negative year over year. Obviously, what was provided by earnings was improved.

Rick O’Dell - Saia, Inc. — President, CEO

But part of that was the payables for the equipment. With so much equipment that we’ve purchased in the first quarter of last year, right, was in Accounts Payable, so you’ve got to remember, last year in the first quarter, what did we spend? $30 million?

Jim Darby - Saia, Inc. — VP Finance, CFO

$39 million.

Rick O’Dell - Saia, Inc. — President, CEO

$39 million compared to this year, and part of that equipment has been delivered, and it was pending in our AP, right? So that was the primary driver of that. So it’s just a short timing basis.

David Ross - Stifel Nicolaus — Analyst

Okay. That should reverse out in the second quarter? You don’t expect another working capital headwind?

Rick O’Dell - Saia, Inc. — President, CEO

No. But as we make significant equipment purchases, we’ll probably have some money in payables, right?

David Ross - Stifel Nicolaus — Analyst

Yes, that makes sense to me. Rick, on the last call, you said that you were pretty much done with tractor CapEx in terms of lowering the fleet age, but you still needed more trailer replacements. Now that kind of the business is getting better, moving along, margins are a little bit higher, is there a reason to maybe look at lowering the average fleet age even further? You kind of had achieved your targeted range, but what’s the kind of cost/benefit analysis of lowering the fleet age further?

Rick O’Dell - Saia, Inc. — President, CEO

Actually, that’s something we’re working on, particularly with some of the maintenance expense challenges that we have.

So we’re kind of re-evaluating right now what the optimal age is. The other thing that kind of happens to you is if you get in a growth mode, we tend to buy. Our growth capital tends to be new equipment and it lowers your average age, anyway.

So I think the combination of the two, you’ll probably see some continued — some decline over time in our average age of our tractor, and we’ll be able to further evaluate what benefit that has.

And then, you know, on the trailer age, we made a lot — we’ll make a lot of progress on that this year, but there’ll be another year of fairly high CapEx there. And the good news is I think that the line haul fleet, again 25% of our pup trailers don’t have logistics posts in them, and that will be taken care of during this quarter right here. We will get clearly some benefits from that.

David Ross - Stifel Nicolaus — Analyst

Yes, I think a newer fleet with lower maintenance, more fuel efficiency, better load factors are all good things.

On the insurance and claims line, you continue to make progress on safety initiatives. Should that, barring [not] accident here or there, be a good run rate to use now, kind of below $6 million a quarter?

Rick O’Dell - Saia, Inc. — President, CEO

We made some progress, obviously, with cargo claims that we discussed. Our accident expense was favorable to our historical average. Our frequency was actually better, and we kind of had maybe a little better than our historical average on the severity side.

I feel strongly that some of the things we are doing on the safety side are paying some substantial dividends there. That being said, there can be some volatility from a very small number of accidents in that line.

So again, I’m pleased we had a good quarter, but it’s about flat with the first quarter of last year. But obviously, we always work to improve that. I would tell you from an absolute number — based on our history from an absolute-number objective, there’s probably more opportunity in workers’ comp, which is in the salary, wages, and benefit line, than there is in the accident, just because sometimes things happen.

David Ross - Stifel Nicolaus — Analyst

Just last question for Jim about the depreciation and amortization drop sequentially from the fourth quarter. With the new fleet coming in, I would expect it just to continually rise. What happened there?

Jim Darby - Saia, Inc. — VP Finance, CFO

Absolutely. We took some units, aged them off. We didn’t do a lot of CapEx in the first quarter. That will ramp back up strongly in second quarter.

So I think — we’ve been asked in the past about what we expect the depreciation to be for the full year, and we were projecting somewhere in the range of $54 million. I would say with the deliveries being pushed in the second quarter, that’s probably more like $52 million for the full year.

David Ross - Stifel Nicolaus — Analyst

Excellent. Thank you very much.

Rick O’Dell - Saia, Inc. — President, CEO

Thanks, David.

Operator

William Greene, Morgan Stanley.

William Greene - Morgan Stanley — Analyst

You know, Rick, I just want to refer back to a comment you kind of made earlier, which is when you work with some of the pricing, it’s more that you lose business in a specific lane, rather than lose it kind of en masse from a customer.

When you look at the overall dynamics of that outcome, do you feel like there is undercutting going on where other carriers are willing to take that business at a price point that you just find unsatisfactory now, or what’s kind of the dynamic there?

Rick O’Dell - Saia, Inc. — President, CEO

I don’t know if I’d call it undercutting, but maybe their lane balances and their pricing are different. I’m talking about the competitor’s standpoint, or maybe they make mistakes in the sophistication of their model. I mean, I don’t really know.

I just know from our perspective we believe we mispriced a lane, and so we are making the necessary adjustments. And sometimes — even though sometimes we make material adjustments, sometimes we keep those lanes and sometimes they have a better option and they move on.

I guess what I would tell you is generally most customers, while they don’t necessarily like it because we’re doing a good job in the lane, et cetera, they make their business decision based on what their alternatives are, and they’re generally agreeable to a more sophisticated lane-based pricing model. We’re seeing a pretty high level of acceptance with that, especially if they have another alternative.

We tell them it doesn’t work for us, and the alternative for us is to take a higher across the board. They’re better if we say, no, we’ll accept a 3.5% on the base of your business, but this one lane I need 27% on or 15%. Or these two lanes, whatever it is, right? Then they have to make a decision and we don’t put our entire relationship at risk. And we get the accounts corrected.

William Greene - Morgan Stanley — Analyst

No, that makes sense. So basically, what you’re saying is that often when you find the business goes away, it’s more you feel like your action caused them to react, rather than the customer — sorry, a competitor came in and chose to undercut you on a lane.

Rick O’Dell - Saia, Inc. — President, CEO

I agree with that.

William Greene - Morgan Stanley — Analyst

Okay, that makes sense.

Rick O’Dell - Saia, Inc. — President, CEO

I would also comment just likewise, as other people get more sophisticated with their pricing and do things, we’re seeing some of those opportunities come to us and we have to evaluate whether it works for us or not.

William Greene - Morgan Stanley — Analyst

Interesting. Makes sense, okay.

Rick O’Dell - Saia, Inc. — President, CEO

Everyone is kind of, I would think, based on public comments, they’re figuring this out and moving through their customer base, and I think — again, I think from our tonnage perspective, that activity is kind of behind us, so to the extent that we are seeing some opportunities from other people’s actions as they take their corrective actions.

William Greene - Morgan Stanley — Analyst

Have you seen any tonnage gain from other carriers actions?

Rick O’Dell - Saia, Inc. — President, CEO

We evaluate it and make sure it works for us (laughter).

William Greene - Morgan Stanley — Analyst

Yes, of course, of course. Have you seen any opportunities that have come from any of the labor negotiations? Can you tell if you’ve won any share in that regard?

Rick O’Dell - Saia, Inc. — President, CEO

Can’t tell. Nothing material or visible, I would say.

William Greene - Morgan Stanley — Analyst

Okay, and then, just the last question, and this one is a little bit more on balance sheet, and that is when you kind of look at getting toward your target of a 93 OR and thinking about kind of ramping up growth, do you feel like you’ve got the cash on hand to do that or does it make sense to sort of think about maybe coming to market from a secondary perspective for the equity? It would help with float, but it also could kind of give you a nice war chest to do something bigger, if you wanted. How do you think about managing that aspect of the balance sheet?

Jim Darby - Saia, Inc. — VP Finance, CFO

We have plenty of borrowing capacity, so if we decide to expand, as Rick mentioned, growth would be after we attained the OR that we’re shooting for, and we have plenty of borrowing capacity available.

Rick O’Dell - Saia, Inc. — President, CEO

Our leverage is low. Our leverage is low as a company, and we would obviously evaluate — if there was a material strategic opportunity that caused us to look at things differently, we would look at that. But we think from the cash flow of the Company and our available credit capacity, we think we can fund some growth opportunities over a period of time through those resources.

William Greene - Morgan Stanley — Analyst

Yes, so float considerations aren’t something that comes into the equation for you?

Rick O’Dell - Saia, Inc. — President, CEO

Not right now.

Jim Darby - Saia, Inc. — VP Finance, CFO

No.

Operator

Chaz Jones, Wunderlich Securities.

Nick Bender - Wunderlich Securities, Inc. — Analyst

It’s Nick Bender on for Chaz this morning. How are you? Just sort of a follow-up in terms of the business that you’ve seen come up in certain lanes, either that has gone away from you based on your pricing conditions or that has come into you as you sort of re-evaluate it, has there been any trend or consistency in terms of either geographically or with certain end markets where you’re seeing that business shift one way or another?

Rick O’Dell - Saia, Inc. — President, CEO

Not really. I mean, it periodically happens, but I wouldn’t say there is a player out there we see being regularly aggressive.

We know who some of the carriers are that, for some reason, something works for them that doesn’t work for us, and we see them. They like minimum shipments. We may or may not, depending upon what kind of synergies we see with that customer. So I mean, there’s some things like that that we know we see regularly.

I guess what I would tell you is I don’t see one or two or anybody, really, out there being particularly irrational that they just price the way that it works for their model, and there’s not really any surprising activity out there.

Nick Bender - Wunderlich Securities, Inc. — Analyst

Got you. That makes sense. Can you discuss a little bit your business with the 3PL players and how that’s progressed, the direction you feel that business is going?

Rick O’Dell - Saia, Inc. — President, CEO

Yes, most of those guys continue to take some share and that business grows and there are apparently some customers who like that.

We do business with them like we do other customers, to the extent that it makes sense for us. There was a time when we maybe mistakenly chased tonnage with them from a pricing perspective. We don’t really do that as long as it works for us and we’re okay with that.

So that’s — there’s an element in the industry that’s pretty significant at this time, and I think, as you would expect, we do business with all of them to varying degrees.

Nick Bender - Wunderlich Securities, Inc. — Analyst

Right. And I’ll follow up just on the last question here. Saia TL Plus, you guys had talked about a $0.06 to $0.08 contribution to EPS this year. Is that sort of still a target, or can we think of potentially some upside there in coming quarters as you more fully embrace the cross-selling opportunity?

Rick O’Dell - Saia, Inc. — President, CEO

It could be better, but it was a little over $0.01 in the first quarter, and when you consider the goodwill amortization and the contribution from our cash flow, it was better than that, but it’s been — thus far, it’s in line with our expectations.

And what I would tell you is there’s a significant growth opportunity available to us there. We are just staging that in and making sure that, operationally and service wise, that we can meet customer expectations and not overwhelm them. So our initial thing, right, is to really set up the infrastructure so that we can service the customers the way that we want, as it was a fairly small company, and so we’re staging that in.

At this point in time, we have 65 of our 250 sales resources are marketing it, and we’re achieving our goals, so I would expect it to grow over a period of time. We’re probably being conservative with the contribution there. But it’s not all that material, either, at this point.

Nick Bender - Wunderlich Securities, Inc. — Analyst

Right, no, got you. Any thought to augmenting that with additional acquisition in this space, or are you happy with how it’s growing right now?

Rick O’Dell - Saia, Inc. — President, CEO

Potentially. We think there’s a good opportunity to leverage this through our existing customer base, so we don’t feel like we really need to buy additional market share, pay some of the premiums that those businesses require.

But that being said, if there was a right opportunity and there were synergies there and was easy and the price was okay, we would look at that. I mean, obviously, I like the business. Not that I don’t like our trucks, but it’s an interesting business with good margins and not very capital intensive.

Nick Bender - Wunderlich Securities, Inc. — Analyst

Right, right. Fair enough. Thanks for the time. Great quarter, guys.

Operator

(Operator Instructions). Art Hatfield, Raymond James.

Art Hatfield - Raymond James & Associates — Analyst

Hey, Rick, I want to go back to your comment that you made about the OR and caution everybody on Q2 with regards to the historical Q1 to Q2 improvement.

When we looked back last year, you had a phenomenally good second quarter, and given what volumes have done, do you think it’s feasible that we should be thinking about the possibility that OR could deteriorate year over year, just given the strength of a year ago and how volumes have trended over the last 12 months?

Rick O’Dell - Saia, Inc. — President, CEO

I would say that’s not our expectation. We would — if we got some surprise in self-insured or something, that could potentially happen, or something else happen that’s not expected. But that’s not (multiple speakers)

Art Hatfield - Raymond James & Associates — Analyst

But just as you see the business today, you could perform better than you did a year ago, without surprises.

Rick O’Dell - Saia, Inc. — President, CEO

Our target is to improve. It’s just not the kind of improvement that I would certainly expect to see in the second half.

So I think we made our comments about the second quarter. I’ll be happy to clarify that further, but I would say — I mean, not that it couldn’t be three OR points, but given the trends that we’re seeing and as good as last year was, we would say it will probably be less than that, even though our historical average has been three.

Part of that is just because the first quarter was so good and we got off to a really good start in January and February, were really good months for us, and it contributed to the quarter.

That being said, here’s my thing. I want to make sure we — the second half really needs to be evaluated, in my opinion, because if we talk about 3% yield increases and $20 million of cost savings, that’s a $55 million improvement. And then, we have some inflationary things that are in the $30 million to $35 million range, and that gets us to about two OR points for the year, right?

Well, we only improved 1.2 in the first quarter. We’re telling you the second quarter will be difficult comps. I mean, our expectation with targeting some things and if we get normal seasonality in the back half of the year is where we would expect comps to be favorable again.

Art Hatfield - Raymond James & Associates — Analyst

I appreciate that, and I think I win the gold star because that’s the most guidance you’ve given in the history of the Company.

Rick O’Dell - Saia, Inc. — President, CEO

We don’t give guidance. I’m just doing math.

Art Hatfield - Raymond James & Associates — Analyst

I understand, I understand. I got you. That is extremely helpful. I appreciate that.

I want to take — following up on Bill’s question about doing an equity offering, I want to take the other side of that and say, given that you do expect to grow, say over the next five years, do you at all think about maybe going out into the market and taking down maybe some five-year paper, given where interest rates are today, to maybe get ahead of moving interest rates as things in the economy, say, improve over the next couple of years?

Rick O’Dell - Saia, Inc. — President, CEO

Yes. Obviously, the debt markets are pretty attractive right now. We have some fixed-rate debt at much higher rates than today’s opportunities are that is amortizing off pretty quickly through 2017.

And of our — what is it? $50 million? Yes, $50 million, $22 million will be paid down this year, June 30 and December 31. So yes, we’re interested in taking a look at that.

That being said, we’re projecting good cash flow and we don’t have a big need right now to even refinance the debt that we have at a much lower rate with a longer term, given, like you said, some of the strategic and/or growth opportunities that should come before us in the future. We clearly would consider that.

Art Hatfield - Raymond James & Associates — Analyst

Thank you for that. Then just final thoughts on you have been focused on getting your — maybe I’m saying this wrong, and I’m sure you’ll correct me if I am, but focus on getting pricing up, but obviously there’s a balance between price and volume, right, so maybe as you mentioned some of your competitors can take lower-priced business because it fits — it balances better within their lanes.

Do you think about that much, or is the focus on moving price up, or are you doing kind of what I’m saying some of your competitors are doing? You’re willing to take a little bit less price if, in fact, it fits within your network well?

Rick O’Dell - Saia, Inc. — President, CEO

If it works for us and we make good margin on it, that’s how we’re evaluating business, right? And we understand sometimes there may be a regional competitor, and for whatever reason business works for us.

The positive that we have is with our current network in 34 states, we’ve got broader coverage than they do, and we can just sell outside of their network, if it works for them and doesn’t work for us. We don’t have to play that game, right?

And I think that’s the other opportunity is we look at geographic expansion, then it creates other opportunities to do that. If somebody’s in a region that either has a different cost structure or has different targeted margins, then you can work around that and still market, grow, be in with the customer.

And part of what happens, if you’re in with a customer in a lane, and you know — you could be in a couple small lanes and something may happen with their other provider, be it they have a bad service experience, their claims ratio goes out, et cetera, and then you build a relationship with them and sometimes you get over time either some or all of their business at your price, and that’s just what we have to look at. I mean, our costs are our costs, and if we didn’t learn anything else, you can’t rationalize your way into the fact that I need density at that price. That clearly doesn’t work.

Art Hatfield - Raymond James & Associates — Analyst

Got it. That’s very helpful clarification. Thanks for your time.

Rick O’Dell - Saia, Inc. — President, CEO

Sure.

Operator

Jason Seidl, Cowen Securities.

Jason Seidl - Cowen Securities LLC — Analyst

Hey, guys, real quickly, Rick, you were talking about how your frequency of accidents looks a lot better, and I know anything can happen, but if this continues, if this trend continues, should we look for an actuarial adjustment at some point this year?

Rick O’Dell - Saia, Inc. — President, CEO

No, not on the accident side. That would be on the workers’ comp side.

You know, the accident expense, while we have a reserve out there, those tend to be settled in a fairly short time period and are pretty defined, and they really don’t change that much, whereas we really use the actuarial study more in our workers’ comp, which actually workers’ comp expense is higher than accident expense for our Company. And so, that’s potentially where over time we can see some benefits by improvements in our injury prevention and case management processes, which we are clearly working on.

And I think as we commented, another reason to kind of look at the second half of this year, that could potentially be a favorable versus last year because we had some unfavorable workers’ comp true-up type of adjustments both in 2011 and 2012, both in the second half. I would be surprised if we had that again, given the material adjustments that we’ve made.

Jason Seidl - Cowen Securities LLC — Analyst

Okay, good enough. Thanks for the color, guys. I appreciate it.

Operator

That concludes today’s question-and-answer session. I would like to turn the conference back over to Mr. Rick O’Dell for any additional or closing remarks.

Rick O’Dell - Saia, Inc. — President, CEO

Sure. Thank you for your interest in Saia, and I’d really like to congratulate Saia’s 8,000 employees for the job that they are doing and the contributions that they are making. I think as a Company, we’ve never performed better, and I think the foundation is solid for us to continue to advance on the initiatives and the focus that we have. Thanks again for your interest.

Operator

And that concludes today’s teleconference. Thank you for your participation.